Exhibit 99.1

FOR DISTRIBUTION AT 8:00 AM ET	For more information, contact:
APRIL 24, 2014	Robert Jordheim
Chief Financial Officer
rjordheim@rtix.com

Wendy Crites Wacker, APR
Executive Director, Global Communications
wwacker@rtix.com

Phone (386) 418-8888

RTI SURGICAL™ ANNOUNCES 2014 FIRST QUARTER RESULTS

– Achieves 8 percent growth year over year in Sports Medicine –

– Raises revenue guidance for full year 2014 –

– Company Will Hold Conference Call at 8:30 a.m. ET –

ALACHUA, Fla. (April 24, 2014) – RTI Surgical Inc. (RTI) (Nasdaq: RTIX), a global surgical implant company, reported operating results for the first quarter of 2014 as follows:

First Quarter Highlights:

•	Achieved revenues of $60.7 million, exceeding revenue guidance of $58 to $59 million.

•	Achieved revenues of $11.4 million in the sports medicine business, an 8 percent increase over the first quarter of 2013.

•	Achieved revenues of $7.3 million in the surgical specialties business, a 5 percent increase over the first quarter of 2013.

•	Achieved revenues of $4.6 million in the dental business, an 11 percent increase over the first quarter of 2013.

•	Announced renewal of supply and distribution agreement for trauma products with Zimmer, Inc.

•	Launched four new products: map3® cellular allogeneic bone graft, MaxFuse™ Vertebral Body Replacement System, Aspect® Anterior Cervical Plate System and nanOss® Bioactive 3D.

Worldwide revenues were $60.7 million for the first quarter of 2014 compared to revenues of $40.4 million for the first quarter of 2013. Domestic revenues were $54.8 million for the first quarter of 2014 compared to revenues of $36.1 million for the first quarter of 2013. International revenues were $5.9 million for the first quarter of 2014 compared to revenues of $4.3 million for the first quarter of 2013. On a constant currency basis, international revenues for the first quarter of 2014 increased 33 percent compared to the first quarter of 2013. Worldwide revenues for the first quarter of 2014 include $19.8 million from the Pioneer acquisition completed July 2013. If Pioneer revenues had been included for the first quarter for both 2013 and 2014, worldwide revenues would have decreased by 3 percent.

“Our first quarter results exceeded our expectations and represent another sign of progress as we return the company to growth,” said Brian K. Hutchison, president and chief executive officer. “We continue to see solid recovery in our direct spine and direct sports businesses. The team has done an excellent job this past quarter meeting our goals for expense control as well as launching four new products.”

For the first quarter of 2014, the company reported a net loss applicable to common shares of $3.1 million and net loss per fully diluted common share of $0.05, based on 56.5 million fully diluted shares outstanding, compared to net income applicable to common shares of $1.5 million and net income per fully diluted common share of $0.03 for the first quarter of 2013, based on 56.3 million fully diluted shares outstanding. On a non-GAAP basis, excluding certain purchase accounting adjustments, the company reported net income applicable to common shares of $407,000 and net income per fully diluted common share of $0.01.

Fiscal 2014 and Second Quarter Outlook

Based on results from the first quarter, the company is raising full year revenue guidance for 2014. The company now expects full year revenues for 2014 to be between $248 million and $253 million, as compared to prior guidance of between $245 million and $250 million. On a non-GAAP basis, excluding a certain first quarter purchase accounting adjustment, the company expects full year net income per fully diluted common share to be in the range of $0.07 to $0.09 based on 57 million fully diluted common shares outstanding, as compared to prior guidance of $0.06 to $0.08.

For the second quarter of 2014, the company expects revenues to be between $62 million and $63 million and net income per fully diluted common share to be approximately $0.02, based on 57 million fully diluted shares outstanding.

“As we mentioned on our fourth quarter and year end 2013 conference call, we expect modest sequential growth in the business over the next three quarters,” said Hutchison. “Based on results from the first quarter, I am optimistic that we will meet our goals for the year. We are showing progress in our sports and spine recovery, gaining traction in surgical specialties and expanding distribution of map3 cellular allogeneic bone graft.”

Conference Call

RTI will host a conference call and simultaneous audio webcast to discuss the first quarter results at 8:30 a.m. ET today. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A replay of the conference call will be available on the RTI website following the call.

About RTI Surgical Inc.

RTI Surgical is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, general surgery, spine, orthopedic, trauma and cardiothoracic procedures and are distributed in nearly 50 countries. RTI is headquartered in Alachua, Fla., and has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory actions or approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenues	$60,745	$40,422
Costs of processing and distribution	34,547	21,226

Gross profit	26,198	19,196

Expenses:
Marketing, general and administrative	25,854	15,023
Research and development	3,832	3,111

Total operating expenses	29,686	18,134

Operating (loss) income	(3,488)	1,062

Total other (expense) income - net	(355)	—

(Loss) income before income tax benefit	(3,843)	1,062
Income tax benefit	1,533	400

Net (loss) income	(2,310)	1,462

Convertible preferred dividend	(750)	—

Net (loss) income applicable to common shares	$(3,060)	$1,462

Net (loss) income per common share - basic	$(0.05)	$0.03

Net (loss) income per common share - diluted	$(0.05)	$0.03

Weighted average shares outstanding - basic	56,451,646	56,022,389

Weighted average shares outstanding - diluted	56,451,646	56,290,110

RTI SURGICAL, INC. AND SUBSIDIARIES

Reconciliation of Net (Loss) Income Applicable to Common Shares and Net (Loss) Income Per Diluted Share to

Adjusted Net Income Applicable to Common Shares and Adjusted Net Income Per Diluted Share

(In thousands except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2014		March 31, 2013
	Net Loss Applicable to Common Shares	Amount per Diluted Share	Net Income Applicable to Common Shares	Amount per Diluted Share
As reported	$(3,060)	$(0.05)	$1,462	$0.03
Inventory purchase price adjustment, net of tax effect (1)	3,467	0.06	—	—

Adjusted	$407	$0.01	$1,462	$0.03

(1)	Inventory purchase price adjustment, net of tax effect, as follows:

Inventory purchase price adjustment	$5,708
Tax effect on inventory purchase price adjustment	(2,241)

Inventory purchase price adjustment, net of tax effect	$3,467

Use of Non-GAAP Financial Measures

To supplement RTI Surgical’s condensed consolidated financial statements presented on a GAAP basis, the company discloses certain non-GAAP financial measures that exclude certain amounts, including non-GAAP net (loss) income applicable to common shares and non-GAAP net (loss) income per fully diluted share. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP measures are included in the reconciliation above.

The following are explanations of the adjustments that management excluded as part of the non-GAAP measures for the three month period ended March 31, 2014 as well as the reasons for excluding the individual item:

2014 Inventory purchase price adjustment – This adjustment represents the purchase price effects of the remaining acquired Pioneer inventory that was sold during the three months ended March 31, 2014 and which has been included in costs of processing and distribution. Management removes the amount of these nonrecurring costs from our operating results to assist in assessing our operating performance in the current quarter and to supplement a comparison to our past operating performance.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

Non-GAAP net (loss) income applicable to common shares and non-GAAP net (loss) income per fully diluted share should not be considered in isolation, or as a replacement for GAAP measures.

Usefulness of Non-GAAP Financial Measures to Investors

The Company believes that presenting non-GAAP net (loss) income applicable to common shares and non-GAAP net (loss) income per fully diluted share in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making which excludes the inventory purchase price adjustment, acquisition expenses, integration expenses and litigation settlement charges. The Company further believes that providing this information better enables RTI Surgical’s investors to understand the Company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance.

Fiscal 2014 and Second Quarter Outlook

Full year net income per fully diluted common share is expected to be in the range of $0.01 to $0.03, based on 57 million fully diluted shares outstanding. Excluding a certain purchase accounting adjustment taken in the first quarter of 2014, full year net income per fully diluted common share is expected to be in the range of $0.07 to $0.09.

Second quarter net income per fully diluted common share is expected to be $0.02, based on 57 million fully diluted shares outstanding.

RTI SURGICAL, INC. AND SUBSIDIARIES

Reconciliation of GAAP Guidance Net Income Per Diluted Share to

Adjusted Non-GAAP Guidance Net Income Per Diluted Share

(Unaudited)

	Three Months Ended	Twelve Months Ended
	June 30, 2014	December 31, 2014
	$ Amount per Diluted Share	$ Amount per Diluted Share
GAAP Guidance net income per diluted share	$0.02	$0.01 - 0.03
Inventory purchase price adjustment, net of tax effect	—	0.06

Adjusted non-GAAP guidance net income per diluted share	$0.02	$0.07 - 0.09

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013

Revenues:
Spine	$19,063	$10,099
Sports medicine	11,360	10,511
Bone graft substitutes and general orthopedic	8,147	5,351
Ortho fixation	7,495	—
Surgical specialties	7,278	6,954
Dental	4,646	4,173
Other revenues	2,756	3,334

Total revenues	$60,745	$40,422

Domestic revenues	54,815	36,114
International revenues	5,930	4,308

Total revenues	$60,745	$40,422

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$15,465	$18,721
Accounts receivable - net	32,038	31,752
Inventories - net	104,546	106,126
Prepaid and other assets	31,338	30,060

Total current assets	183,387	186,659

Property, plant and equipment - net	76,257	74,738
Goodwill	54,887	54,887
Other assets - net	53,512	53,570

Total assets	$368,043	$369,854

Liabilities and Stockholders’ Equity
Accounts payable	$21,561	$23,231
Accrued expenses and other current liabilities	25,700	27,782
Current portion of long-term obligations	4,073	1,344

Total current liabilities	51,334	52,357

Deferred revenue	17,195	18,755
Long-term liabilities	83,433	81,152

Total liabilities	151,962	152,264

Preferred stock	50,333	49,537

Stockholders’ equity:
Common stock and additional paid-in capital	415,371	415,415
Accumulated other comprehensive loss	(763)	(812)
Accumulated deficit	(248,860)	(246,550)

Total stockholders’ equity	165,748	168,053

Total liabilities and stockholders’ equity	$368,043	$369,854

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months
	Ended March 31,
	2014	2013
Cash flows from operating activities:
Net (loss) income	$(2,310)	$1,462
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization expense	3,664	2,028
Stock-based compensation	490	485
Amortization of deferred revenue	(1,799)	(2,915)
Other items to reconcile to net cash used in operating activities	(3,352)	(9,123)

Net cash used in operating activities	(3,307)	(8,063)

Cash flows from investing activities:
Purchases of property, plant and equipment	(4,936)	(2,708)
Patent and acquired intangible asset costs	(217)	(98)

Net cash used in investing activities	(5,153)	(2,806)

Cash flows from financing activities:
Proceeds from long-term obligations	4,000	—
Net proceeds from short-term obligations	1,233	—
Payments on long-term obligations	(20)	(82)
Other financing activities	170	62

Net cash provided by (used in) financing activities	5,383	(20)

Effect of exchange rate changes on cash and cash equivalents	(179)	(5)

Net decrease in cash and cash equivalents	(3,256)	(10,894)
Cash and cash equivalents, beginning of period	18,721	49,696

Cash and cash equivalents, end of period	$15,465	$38,802